Exhibit 4.3

PAYSAFE LIMITED

EMPLOYEE STOCK PURCHASE PLAN

The board of directors of Paysafe Limited, an exempted limited Company incorporated under the laws of Bermuda (the “Company”), adopted the “Paysafe Limited Employee Stock Purchase Plan” (the “Plan”) on November 3, 2022 (the “Effective Date”). The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 10.01 hereof, until all of the shares of Company Stock authorized under the Plan have been purchased or distributed according to the Plan’s provisions.

ARTICLE I

PURPOSE OF THE PLAN

Section 1.01 PURPOSE. The Company has determined that it is in its best interests to provide an incentive to attract and retain employees and to increase morale by providing a program through which employees may acquire a proprietary interest in the Company by permitting Participants to purchase shares of Company Stock through payroll deductions and the granting of matching RSU awards with respect to shares of Company Stock. Participation in the Plan is entirely voluntary and neither the Company nor any of its Subsidiaries makes any recommendations to Participants as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor qualify as an “employee stock purchase plan” under Section 423 of the Code.

ARTICLE II

DEFINITIONS

Capitalized terms used herein without definition shall have the respective meanings set forth below:

Section 2.01 ACCOUNT. “Account” means an account maintained by the Company on behalf of each Participant for the purpose of accounting for and holding all Participant Contributions credited to the Participant pursuant to the Plan.

Section 2.02 BASE EARNINGS. “Base Earnings” means the amount of a Participant’s regular salary or base pay, before deductions required by law and deductions authorized by the Participant, including any elective deferrals under a plan qualified under Sections 125 or 401(a) of the Code or any nonqualified deferred compensation plan. In the case of Participants primarily compensated on a commission basis, “Base Earnings” may include commission earnings not to exceed $10,000 per month. “Base Earnings” shall not include: wages paid for overtime, extended workweek schedules or any other form of extra compensation, payments made by a Participating Company or any other entity for Social Security, workers’ compensation, unemployment compensation, disability payments or any other payment mandated by state or federal statute or salary-related contributions made by a Participating Company or any other entity for insurance, annuity or any other employee benefit.

Section 2.03 BOARD. “Board” means the Board of Directors of the Company.

Section 2.04 BROKER. “Broker” means the financial institution designated by the Company to act as Broker for the Plan.

Section 2.05 CODE. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 2.06 COMMITTEE. “Committee” means the Committee described in Article IX.

Section 2.07 COMPANY. “Company” means Paysafe Limited, an exempted limited Company incorporated under the laws of Bermuda, and any successor thereto.

Section 2.08 COMPANY STOCK. “Company Stock” means common stock of the Company, par value $0.012 per share1.

1 Updated to reflect December 12, 2022 Reverse Stock Split (1 for 12).

Section 2.09 ELIGIBLE PERSON. “Eligible Person” means each employee of a Participating Company. Notwithstanding the foregoing, persons determined by the Committee not to be Eligible Persons and persons on a leave of absence shall not be treated as “Eligible Persons” for purposes of this Plan. Notwithstanding the foregoing, no employee of a Participating Company in a country in which there are not at least five (5) employees shall be an Eligible Person.

Section 2.10 MATCHING RSU AWARD. “Matching RSU Award” means an award of Restricted Stock Units (“RSUs”) granting a Participant the right to have a number of Match Shares allocated to the Participant’s Share Account upon the vesting of the award.

Section 2.11 MATCH LIMIT. “Match Limit” means the maximum number of Match Shares that may be subject to Matching RSU Awards for any Purchase Period, as determined by the Committee.

Section 2.12 MATCHING RSU AWARD AGREEMENT. “Matching RSU Award Agreement” is as defined in Section 11.01.

Section 2.13 MATCH SHARES. “Match Shares” shall have the meaning ascribed to such term in Section 5.01.

Section 2.14 MATCH SHARES DISTRIBUTION DATE. “Match Shares Distribution Date” shall have the meaning ascribed to such term in Section 6.03.

Section 2.15 OMNIBUS PLAN. “Omnibus Plan” means the Paysafe Limited 2021 Omnibus Incentive Plan.

Section 2.16 PARTICIPANT. “Participant” means an Eligible Person who has satisfied the eligibility requirements of Section 3.01 and has become a participant in the Plan in accordance with Section 3.02.

Section 2.17 PARTICIPANT CONTRIBUTIONS. “Participant Contributions” shall have the meaning ascribed to such term in Section 4.01.

Section 2.18 PARTICIPATING COMPANY. “Participating Company” means the Company and, to the extent designated by the Committee as a Participating Company, any Subsidiary.

Section 2.19 PAYROLL PERIOD. “Payroll Period” means the pay periods coinciding with the Participating Company’s payroll practices, as revised from time to time.

Section 2.20 PLAN YEAR. “Plan Year” means the twelve (12) consecutive month period ending each December 31.

Section 2.21 PURCHASE DATE. “Purchase Date” means the date following the end of a Purchase Period designated by the Committee that the Broker will purchase shares of Company Stock on the open market for a Participant with respect to the Participant Contributions made during such Purchase Period and allocate such shares to the Participant’s Share Account.

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Section 2.22 PURCHASE PERIOD. “Purchase Period” means the six-month period specified by the Committee pursuant to which Participant Contributions are made prior to a Purchase Date, provided that the Committee at any time may change the Purchase Period to a three-month period or a period of any other length.

Section 2.23 QUALIFYING EMPLOYMENT. “Qualifying Employment” means employment with any Participating Company (including both current employment and, with respect to employees who were reinstated or rehired by a Participating Company within one (1) year after the cessation of employment with a Participating Company, employment with the Participating Company prior to the cessation of employment).

Section 2.24 RESTRICTED SHARE UNIT. “Restricted Share Unit” means an unfunded and unsecured promise to deliver shares of Company Stock, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under the Plan.

Section 2.25 SHARE ACCOUNT. “Share Account” means the account maintained by the Broker on behalf of each Participant for the purpose of holding vested Match Shares and Company Stock purchased by the Participant pursuant to the Plan.

Section 2.26 SUBSIDIARY. “Subsidiary” means any corporation or other entity, including, but not limited to, a partnership or joint venture, at least fifty percent (50%) of the total combined voting power of all classes of stock (or, in the case of a non-corporate entity, the voting equity) of which is owned, directly or indirectly, by another entity.

Section 2.27 SUB-PLAN. “Sub-Plan” means any sub-plan to the Plan that has been adopted by the Committee for the purpose of permitting or facilitating participation in the Plan and the offering of Matching RSU Awards to employees of Subsidiaries outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with applicable law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable law, the share limit and the other limits specified in Section 10.01 of the Plan and the Match Limit shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

Section 2.28 TERIMINATION DATE. “Termination Date” or “date of termination” means the effective date on which the Participant’s employment with the Participating Company terminates without regard to any notice or severance period, whether contractual, statutory or other.

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ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section 3.01 ELIGIBILITY. Unless otherwise determined by the Committee,

(a)
all Eligible Persons shall be eligible to participate in the Plan following the later of:
(i)
attaining the age of eighteen (18); and
(ii)
the completion of six months of Qualifying Employment;
(b)
each Eligible Person who was employed by an organization that was part of a corporate transaction with a Participating Company immediately prior to commencing employment with the Participating Company shall be eligible to participate in the Plan upon commencing employment with the Participating Company if (1) such corporate transaction documents provided for such immediate eligibility or (2) the Committee so decides.

The Committee may, in its discretion, waive any of the foregoing eligibility requirements on an individual or group basis.

Section 3.02 PARTICIPATION. An Eligible Person who has satisfied the eligibility requirements of Section 3.01 may become a Participant in the Plan upon his or her completion of such enrollment procedures as the Company may prescribe, which procedures may include responding to enrollment procedures set forth via an Internet website (including provision of explicit consent for payroll deductions, if required under applicable law) or a voice response system authorizing payroll deductions. Payroll deductions for a Participant shall commence as soon as administratively practicable following the completion of the enrollment procedures established by the Company and shall remain in effect until changed by the Participant in accordance with Section 4.02 below. Notwithstanding anything to the contrary, the Committee may, in its sole discretion, preclude any person from participation in the Plan, whether such person would otherwise meet the eligibility requirements in Section 3.01 above.

ARTICLE IV

PARTICIPANT CONTRIBUTIONS

Section 4.01 PARTICIPANT ELECTION. Pursuant to the enrollment procedures established by the Company in Section 3.02, each Participant shall designate the amount of payroll deductions (“Participant Contributions”) to be made from his or her paycheck (on an after-tax basis) for each Payroll Period to purchase Company Stock under the Plan. Unless otherwise determined by the Committee, the amount of Participant Contributions shall be designated in whole percentages of Base Earnings, of at least one percent (1%) and not to exceed fifteen percent (15%) of Base Earnings for any Purchase Period. The amount so designated by the Participant shall be effective as soon as administratively practicable following completion of the enrollment procedures and shall continue from Purchase Period to Purchase Period until terminated or altered in accordance with Section 4.02 below.

Section 4.02 CHANGES IN ELECTION. In accordance with procedures established by the Company, a Participant may decrease (but not increase) the rate of his or her Participant Contributions or elect to discontinue his or her Participant Contributions during a Purchase Period or the beginning of a new Purchase Period, in either case as soon as administratively practicable. No such election may be made retroactive, and any new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.02.

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Section 4.03 PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contribution shall be credited to his or her Account at the end of each Payroll Period. No interest shall accrue at any time for any amount credited to an Account of a Participant.

Section 4.04 INSIDER TRADING POLICY. Any election or change in election in Section 4.01 and 4.02 and any sales of shares of Company Stock are subject to compliance with the Company’s Insider Trading Policy and applicable trading black-out periods and purchases and sales of Company Stock to insiders may be subject to the short-swing profit rules.

ARTICLE V

COMPANY MATCH

Section 5.01 ELIGIBILITY TO RECEIVE MATCHING RSU AWARD; MATCH FORMULA. Each Participant who remains an Eligible Person at the end of a Purchase Period shall be eligible to receive Matching RSU Award with respect to Participant Contributions credited to the Participant’s Account for such Purchase Period. Such Matching RSU Award shall be granted as soon as practicable following the Purchase Date of each Purchase Period. The number of shares of Company Stock underlying Matching RSU Award for a Purchase Period shall be one (1) share of Company Stock for each four (4) shares of Company Stock purchased with Participant Contributions on the Purchase Date with respect to such Purchase Period (the “Match Shares”). The Match Shares with respect to a Matching RSU Award shall be credited to a bookkeeping account until the Match Shares Distribution Date and a Participant shall have no interest, voting rights or right to receive any dividends with respect to Match Shares until such shares have been posted to the Participant’s Share Account on the Match Shares Distribution Date. No fractional shares of Company Stock will be subject to a Matching RSU Award.

ARTICLE VI

PURCHASE OF STOCK; ALLOCATION OF MATCHING RSU AWARDS

Section 6.01PURCHASE OF COMPANY STOCK. As soon as practicable following the close of each Purchase Period, the amount credited to a Participant’s Account with respect to Participant Contributions for such Purchase Period shall be transferred by the Participating Company to the Broker, and the Plan shall cause the Broker to use such amount to purchase shares of Company Stock on the open market on the Participant’s behalf on the Purchase Date. No fractional shares of Company Stock will be purchased. Any balance remaining in Participant’s Account after the purchase shall be credited to the Participant’s Share Account and shall be used to purchase additional shares of Company Stock as of the next Purchase Date.

Section 6.02 INSUFFICIENT SHARES. If the Committee determines that, on a given Purchase Date, the number of shares of Company Stock to be purchased on such date may exceed any limitation on the number of shares of Company Stock available for issuance under Section 10.1 of the Plan, the Committee shall make a pro rata allocation of the shares of Company Stock available for issuance on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants eligible to purchase shares of Company Stock on such Purchase Date, and the balance of the amount credited to the Participant’s Account which has not been applied to the purchase of shares of Company Stock shall be paid to such Participant in one lump sum in cash within thirty days after such Purchase Date, without any interest thereon.

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Section 6.03 MATCH SHARES. As soon as practicable following the date a Matching RSU Award becomes vested in accordance with the terms of the Plan, but in no event later than sixty (60) days after such vesting, the Match Shares with respect to such Matching RSU Award will be allocated to a Participant’s Share Account (the “Match Shares Distribution Date”).

Section 6.04 MATCH LIMIT. If the Committee determines that, on a given Purchase Date, the number of Match Shares subject to Matching RSU Awards exceeds any limitation on the number of Company Stock available for issuance under Section 10.1 of the Plan, or exceeds the Match Limit for such Purchase Period, the Committee shall make a pro rata allocation of the shares of Company Stock available to be subject to Matching RSU Awards on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants eligible to be awards Matching RSU Awards on such Purchase Date.

Section 6.05 FEES AND COMMISSIONS. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Participants and the brokerage commissions on purchases made that are attributable to Match Shares and the purchase of Company Stock with Participant Contributions. Participants shall pay all other expenses of their Share Account, including, but not limited to the Broker’s fees attributable to the issuance of certificates for any and all shares of Company Stock held in a Participant’s Share Account. Participants shall also pay the brokerage commissions and any charges associated with the sale of Company Stock held in the Participant’s Share Account.

ARTICLE VII

Vesting of Matching Rsu Awards

Section 7.01 VESTING. Unless otherwise set forth in a Matching RSU Award Agreement, each Matching RSU Award shall vest on the date that is one (1) year from the last day of the Purchase Period to which such Matching RSU Award relates based upon continuous employment with a Participating Company though such date.

ARTICLE VIII

Termination of Employment

Section 8.01 TERMINATION OF EMPLOYMENT. Unless otherwise set forth in the Matching RSU Award Agreement or otherwise determined by the Committee at the time of termination of employment, in the event that a Participant’s employment with the Participating Company terminates for any reason, (i) the Participant will cease to be a Participant in the Plan as of the Termination Date, (ii) all cash in the Participant’s Account will be distributed to the Participant as soon as practicable following such termination and (iii) all unvested Matching RSU Awards will be forfeited and no further Matching RSU Awards shall be granted. Following such termination of employment, the Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan. As of the Termination Date, as applicable, the Participant shall pay for any and all expenses and costs related to his or her Share Account, including, but not limited to the brokerage commissions on purchases of shares of Company stock made on or after the Termination Date and any other fees, commissions or charges for which the Participant would otherwise have been responsible for if he or she had continued to be a Participant in the Plan. Notwithstanding anything in this Section 8.01 to the contrary, the Committee will have the discretion to determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s employment status affects a Participant’s participation in the Plan and the extent to which, and the period during which, the Participant or the Participant’s legal representative, conservator, guardian or beneficiary may exercise a right to purchase shares of Company Stock or have his or her Matching RSU Award vest.

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ARTICLE IX

PLAN ADMINISTRATION

Section 9.01 PLAN ADMINISTRATION.

(a)
Authority to control and manage the operation and administration of the Plan shall be vested in a committee (“Committee”) appointed by the Board. Until such time as the Board appoints a Committee to administer the Plan, the Board shall serve as the Committee for purposes of the Plan. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations.
(b)
In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have the following powers and authority:
(i)
To administer, interpret, construe and apply this Plan and to answer all questions that may arise or that may be raised under this Plan by a Participant, his or her beneficiary or any other person whatsoever;
(ii)
To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan;
(iii)
To hire agents or third-party administrators to help administer to Plan;
(iv)
To perform or cause to be performed such further acts as it may deem to be necessary, appropriate or convenient for the operation of the Plan;
(v)
To establish and terminate Purchase Periods;
(vi)
To determine Participating Companies under the Plan;
(vii)
To establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; and
(viii)
To determine the terms of each Matching RSU Award Agreement.
(c)
Any action taken in good faith by the Committee or their designated agents in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon a Participant and his or her beneficiaries. All discretionary powers conferred upon the Committee shall be absolute.

Section 9.02 LIMITATION ON LIABILITY. No employee, officer, member of the Committee, or designated agent of the Committee shall be subject to any liability with respect to his or her duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Committee and their designated agents, and any other employee or officer with duties under the Plan who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the person’s conduct in the performance of his or her duties under the Plan.

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ARTICLE X

COMPANY STOCK

Section 10.01 MAXIMUM NUMBER OF SHARES. Subject to Section 10.03 below, the maximum number of shares of Company Stock, which may be allocated under the Plan pursuant to Participant Contributions and Matching RSU Awards on or after the Effective Date is 2,083,3332 shares. Shares of Company Stock purchased or issued by the Company under this Plan may be authorized and unissued shares, shares of Company Stock held in the treasury of the Company, shares of Company Stock purchased on the open market or by private purchase, or a combination of the foregoing. To the extent that a Matching RSU Award expires or is canceled, forfeited, terminated, settled in cash or otherwise is settled without issuance to the Participant of the full number of shares of Company Stock to which the award relates, the unissued shares of Company Stock will again be available for future grant under the Plan. Shares of Company Stock withheld in payment of taxes relating to a Matching RSU Award, and shares equal to the number of shares surrendered in payment taxes relating to a Matching RSU Award, shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be available for future grant under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either: (i) the applicable shares are withheld or surrendered following the termination of the Plan; or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to shareholder approval under any then-applicable rules of the national securities exchange on which the shares of Company Stock are listed.

2 Updated to reflect December 12, 2022 Reverse Stock Split (1 for 12).

Section 10.02 VOTING STOCK. The Participant will have no interest or voting right in shares of Company Stock to be purchased or granted under Article VI of the Plan until such shares have been posted to the Participant’s Share Account. Shares posted to a Share Account may be distributed to the Participant in accordance with procedures determined by the Company and the Broker.

Section 10.03 ADJUSTMENTS. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all rights to purchase shares of Company Stock and Matching RSU Awards granted hereunder:

(a)
General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Company Stock, other securities or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Company Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Company Stock or other securities of the Company or other similar corporate transaction or event that affects the shares of Company Stock (including a Change in Control, as defined under the Omnibus Plan)), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements that the Committee determines in its sole discretion could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it, in its sole discretion, deems equitable, to any or all of: (A) the share limit in Section 10.1 or any other limit applicable under the Plan with respect to the number of shares which may be granted hereunder including the Match Limit; and (B) the number of shares of Company Stock or other securities of the Company (or number and kind of other securities or other property) which may be purchased during an outstanding Purchase Period or issued in respect of outstanding Matching RSU Awards under the Plan or any Sub-Plan; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Matching RSU Awards to reflect such equity restructuring.

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(b)
Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in a Matching RSU Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)
substitution or assumption of Matching RSU Awards (or awards of an acquiring company), acceleration of vesting, lapse of restrictions or termination of Matching RSU Awards; the cancellation of an outstanding Purchase Period and the return of Participant Contributions for such Purchase Period or the acceleration of the Purchase Date with respect with respect to an outstanding Purchase Period to be the date of the Acceleration Event; and
(ii)
subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Matching RSU Awards and payment to the holders of such Matching RSU Awards that are vested as of such cancellation (including, without limitation, any Matching RSU Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Matching RSU Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Company Stock received or to be received by other shareholders of the Company in such event).

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares if shares of Company Stock covered by the Matching RSU Award at such time.

(c)
Other Requirements. Prior to any payment or adjustment contemplated under this Section 10.03, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Matching RSU Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of shares of Company Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)
Fractional Shares. Any adjustment provided under this Section 10.03 may provide for the elimination of any fractional share that might otherwise become subject to a Purchase Period or a Matching RSU Award.
(e)
Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 10.03 shall be conclusive and binding for all purposes.

Section 10.04 CHANGE IN CONTROL. Upon a Change in Control, as defined under the Omnibus Plan, unless otherwise set forth in the Matching RSU Award Agreement or otherwise determined by the Committee at the time of a Change in Control, (i) all unvested Matching RSU Awards shall vest and (ii) the Plan and any Purchase Period hereunder shall terminate upon the effective date of such Change in Control and the balance of any amounts of cash in a Participant’s Account, which have not by such time been applied to the purchase of shares of Company Stock shall be returned to the Participant, as soon as reasonably practicable.

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ARTICLE XI

MISCELLANEOUS MATTERS

Section 11.01 AWARD AGREEMENT. Each Matching RSU Award under the Plan shall be evidenced by a Matching RSU Award Agreement, which shall be delivered to the Participant to whom such Matching RSU Award was granted and shall specify the terms and conditions of the Matching RSU Award and any rules applicable thereto, including, without limitation, the effect on such Matching RSU Award of the death, disability or termination of a Participant or of such other events as may be determined by the Committee. For purposes of the Plan, a Matching RSU Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Matching RSU Award. The Committee need not require a Matching RSU Award Agreement to be signed by the Participant or a duly authorized representative of the Company. The Committee may approve of different Matching RSU Award Agreements for each jurisdiction where Participants participate in the Plan.

Section 11.02 AMENDMENT AND TERMINATION.

(a)
The Board reserves the right to amend, modify or terminate the Plan at any time; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule. Upon termination of the Plan, all cash in the Participant’s Account will be returned to the Participants as soon as practicable. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan, and the Participant shall thereafter be responsible for any and all expenses and costs related to his or her Share Account. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted, which adversely affects the rights of any Participant without the consent of such Participant. The Committee may, to the extent consistent with the terms of the Plan and any applicable Matching RSU Award Agreement, in its sole discretion, waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Matching RSU Award theretofore granted or the associated Matching RSU Award Agreement, prospectively or retroactively (including after a Participant’s termination); provided, that, other than pursuant to Section 10.03, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Matching RSU Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.
(b)
Without stockholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to, in addition to, and without limitation with respect to, what is permitted pursuant to Section 11.02(a), cancel or change the purchase periods, limit the frequency and/or number of changes in the amount withheld during a purchase period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Company Stock for each Participant properly correspond with amounts withheld from the Participant’s Base Earnings, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

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Section 11.03 TAX WITHOLDING.

(a)
A Participant shall be required to pay to the Company or a Participating Company, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of a Matching RSU Award. Alternatively, the Company or the applicable Participating Company may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.
(b)
Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to a Matching RSU Award by: (A) the delivery of shares of Company Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate fair market value (as determined by the Committee) equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Company Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon settlement of the Matching RSU Award, as applicable, a number of shares of Company Stock with an aggregate fair market value (as determined by the Committee) equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(c)
The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to a Matching RSU Award by electing to have the Company withhold from the shares of Company Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the settlement of the Matching RSU Award, as applicable, shares of Company Stock having an aggregate fair market value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

Section 11.04 BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily, except as expressly permitted in this Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

Section 11.05 NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Participating Company and shall not be deemed to constitute a contract between the Participating Company and any Eligible Person or to be consideration for, an inducement to or a condition of the employment of any Eligible Person. Nothing contained in the Plan shall be deemed to give the right to any Eligible Person to be retained as an employee of, or otherwise by, the Participating Company or to interfere with the right of the Participating Company to discharge any Eligible Person at any time.

Section 11.06 GOVERNING LAW. THIS PLAN AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO ANY RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each Participant who participates in the Plan or accepts an Matching RSU Award hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to the Plan or any Matching RSU Award hereunder shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B)

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irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 11.06, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over such Participant, the Company or any Subsidiary of the Company and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof. EACH PARTICIPANT WHO PARTICIPATES IN THE PLAN OR ACCEPTS A MATCHING RSU AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

Section 11.07 NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday in the United States, that act shall be performed on the next succeeding day, which is not a Saturday, Sunday or legal holiday.

Section 11.08 GOVERNMENT AND OTHER REGULATIONS.

(a)
The obligation of the Company to allow Participants to purchase shares of Company Stock or settle Matching RSU Awards in shares of Company Stock or other consideration shall be subject to compliance with applicable law. Notwithstanding any terms or conditions of the Plan or any Matching RSU Award to the contrary, the Company shall be under no obligation to sell or to offer to sell, and shall be prohibited from selling or offering to sell, any shares of Company Stock pursuant to the Plan or a Matching RSU Award unless such shares have been properly registered for sale pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Company Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Company Stock shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Matching RSU Award Agreement and applicable law, and the Committee may cause a legend or legends to be put on certificates representing shares of Company Stock of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such shares of Company Stock issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Matching RSU Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Matching RSU Award complies with the legal requirements of any governmental entity to whose jurisdiction the Matching RSU Award is subject.
(b)
The Committee may cancel a Purchase Period or a Matching RSU Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Company Stock from the public markets, the Company’s issuance of shares of Company Stock to the Participant, the Participant’s acquisition of shares of Company Stock from the Company and/or the Participant’s sale of shares of Company Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of a Purchase Period or a Matching RSU Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, provide the Participant with a cash payment of Participant Contributions with respect to a cancelled Purchase Period or cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to cancelled Matching RSU Awards, or the underlying shares in respect thereof.

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Section 11.09 RIGHT TO OFFSET. The Company will have the right to offset against its obligation to deliver shares of Company Stock under the Plan or any Matching RSU Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Matching RSU Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any to the Company or any of its Subsidiaries and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Matching RSU Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Company Stock under the Plan or any Matching RSU Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Matching RSU Award.

Section 11.10 SECTION 409A.

(a)
Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan be exempt from, or comply with, Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company or any Participating Company shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Matching RSU Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For the purposes of Section 409A of the Code, each of the payments that may be made in respect of any Matching RSU Award granted under the Plan is designated as a separate payment.
(b)
Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Matching RSU Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(c)
Unless otherwise provided by the Committee in a Matching RSU Award Agreement or otherwise, in the event that the timing of payments in respect of any Matching RSU Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “disability” pursuant to Section 409A of the Code.

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Section 11.11 RULES FOR NON-US JURISDICTIONS. The Committee may adopt rules or procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates, which vary with local requirements. The Committee may also adopt Sub-Plans applicable to particular affiliates of the Company or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 10.01, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan shall govern the operation of such Sub-Plan. The parties declare that it was their wish that this Plan and all documents or notices in connection herewith be drawn up in the English Language.

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